As filed with the Securities and Exchange Commission on February 13, 2006
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
PAREXEL International Corporation
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation	04-2776269 (I.R.S. Employer
or Organization)	Identification No.)

200 West Street	02451
Waltham, Massachusetts
(Address of Principal Executive Offices)	(Zip Code)
2005 Stock Incentive Plan
(Full Title of the Plan)
W. Brett Davis
Associate General Counsel & Assistant Secretary
200 West Street
Waltham, Massachusetts 02451
(Name and Address of Agent For Service)
(781) 487-9900
(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share	Price	Registration Fee
Common Stock, $0.01 par value per share (including the associated Preferred Stock Purchase Rights)	1,000,000 shares	$23.91 (2)	$23,910,000.00 (2)	$2,558.37

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on February 8, 2006.

EXPLANATORY NOTE
     The documents containing the information specified in the instructions to Part I of the Form S-8 will be sent or given to participants of PAREXEL’s 2005 Stock Incentive Plan, referred to herein as the Plan, as required by Rule 428(b)(1) of the Securities Act of 1933. As permitted by the instructions to Part I of Form S-8, these documents are not filed with this registration statement.
     This registration statement on Form S-8 has been filed by PAREXEL in order to register an aggregate of one million (1,000,000) shares of common stock, $0.01 par value per share, issuable upon the exercise of stock options and/or issued or issuable in the form of restricted stock awards granted or to be granted under the Plan as follows:
     The first part of this registration statement contains a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 with respect to 390,000 shares of restricted stock granted to our officers and directors pursuant to the Plan prior to the date hereof.
     The second part of this registration statement contains “Information Required in the Registration Statement” prepared in accordance with the requirements of Part II of Form S-8 with respect to the options and restricted stock that may be granted to non-affiliates subsequent to the date hereof.
     The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
 -ii-

PART I
PROSPECTUS
PAREXEL International Corporation
390,000 Shares of Common Stock
Issued under 2005 Stock Incentive Plan
     This prospectus relates to the resale, from time to time, of up to 390,000 shares of common stock, $.01 par value, of PAREXEL International, Inc., which we previously issued to our officers and directors in the form of restricted stock grants. We issued these shares pursuant to our 2005 Stock Incentive Plan, which is referred to herein as the Plan.
     We will not receive any proceeds from the sale of the shares.
     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.
     Our common stock is traded on the Nasdaq National Market under the symbol “PRXL.” On February 8, 2006, the closing sale price of the common stock on Nasdaq was $24.02 per share. You are urged to obtain current market quotations for the common stock.
     Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is February 13, 2006.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.
     Except where the context otherwise indicates, all references to “PAREXEL,” “us” or “we” include all present and future parents or subsidiaries of PAREXEL International Corporation as defined in Sections 424(e) and 424(f) of the Internal Revenue Code and any other business venture in which we have a controlling interest as determined by our board of directors.

PROSPECTUS SUMMARY
     This prospectus is part of a registration statement on Form S-8 filed by us with the Securities and Exchange Commission, or SEC, to register 1,000,000 shares or our common stock, issuable upon the exercise of stock options granted under the Plan or issued or issuable pursuant to restricted stock awards granted or to be granted under the Plan. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.
PAREXEL INTERNATIONAL CORPORATION
     We are a leading biopharmaceutical services company, providing a broad range of contract research, medical marketing, consulting and technology products and services to the worldwide pharmaceutical, biotechnology and medical device industries. Our product and service offerings include:
–	clinical trials management,

–	data management,

–	biostatistical analysis,

–	medical marketing,

–	clinical pharmacology,

–	regulatory and medical consulting,

–	performance improvement,

–	industry training and publishing,

–	web-based portal solutions,

–	interactive voice response systems,

–	electronic data capture solutions,

–	medical diagnostics services, and

–	other drug development consulting services.
     We were incorporated in the Commonwealth of Massachusetts in 1983. Our principal executive offices are located at 200 West Street, Waltham, Massachusetts 02451 and our telephone number is (781) 487-9900.

THE OFFERING

Common Stock offered by selling stockholders	390,000 shares
Use of proceeds	PAREXEL will not receive any proceeds from the sale of shares in this offering
Nasdaq National Market symbol	PRXL
RISK FACTORS
     Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this prospectus before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.
RISKS RELATING TO OUR BUSINESS, STRATEGY AND INDUSTRY
THE LOSS, MODIFICATION, OR DELAY OF LARGE OR MULTIPLE CONTRACTS MAY NEGATIVELY IMPACT OUR FINANCIAL PERFORMANCE
     Our clients generally can terminate their contracts with us upon 30 to 60 days notice or can delay the execution of services. The loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect our operating results, possibly materially. We have in the past experienced contract cancellations, which have adversely affected our operating results, including a major Phase III cancellation during the first quarter of the fiscal year ending June 30, 2005.
Clients terminate or delay their contracts for a variety of reasons, including, but not limited to:
–	merger or potential merger related activities;

–	failure of products being tested to satisfy safety requirements;

–	failure of products being tested to prove effective;

–	products having unexpected or undesired clinical results;

–	client decisions to forego a particular study, perhaps for economic reasons;

–	insufficient patient enrollment in a study;

–	insufficient investigator recruitment;

–	production problems which cause shortages of the product;

–	product withdrawal following market launch; and

–	manufacturing facility shut down.
     In addition, we believe that companies regulated by the Food and Drug Administration, or FDA, may proceed with fewer clinical trials or conduct them without the assistance of bio/pharmaceutical services companies if they are trying to reduce costs as a result of budgetary limits or changing priorities. These factors may cause such companies to cancel contracts with bio/pharmaceutical services companies.
WE FACE INTENSE COMPETITION IN MANY AREAS OF OUR BUSINESS; IF WE DO NOT COMPETE EFFECTIVELY, OUR BUSINESS WILL BE HARMED
     The bio/pharmaceutical services industry is highly competitive and we face numerous competitors in many areas of our business. If we fail to compete effectively we may lose clients, which would cause our business to suffer.
     We primarily compete against in-house departments of pharmaceutical companies, other full service clinical research organizations, CROs, small specialty CROs, and to a lesser extent, universities, teaching hospitals, and other site organizations. Some of the larger CROs against which we compete include Quintiles Transnational Corporation, Covance, Inc. and Pharmaceutical Product Development Inc. In addition, our PAREXEL Consulting and Medical Marketing business also competes with a large and fragmented group of specialty service providers, including advertising/promotional companies, major consulting firms with pharmaceutical industry groups and smaller companies with pharmaceutical industry focus. Perceptive Informatics, Inc., our wholly-owned subsidiary, competes primarily with CROs, information technology companies and other software companies. Some of these competitors, including the in-house departments of pharmaceutical companies, have greater capital, technical and other resources than us. In addition, our competitors that are smaller specialized companies may compete effectively against us because of their concentrated size and focus.
THE FIXED RATE NATURE OF OUR CONTRACTS COULD HURT OUR OPERATING RESULTS
     Approximately 85.0% of our contracts are fixed rate. If we fail to adequately price our contracts or if we experience significant cost overruns, our gross margins on the contract would be reduced and we could lose money on contracts. In the past, we have had to commit unanticipated resources to complete projects, resulting in lower gross margins on those projects. We might experience similar situations in the future.
IF GOVERNMENTAL REGULATION OF THE DRUG, MEDICAL DEVICE AND BIOTECHNOLOGY INDUSTRY CHANGES, THE NEED FOR OUR SERVICES COULD DECREASE
     Governmental regulation of the drug, medical device and biotechnology product development process is complicated, extensive, and demanding. A large part of our business involves assisting pharmaceutical and biotechnology companies through the regulatory approval process. Changes in regulations, that, for example, streamline procedures or relax approval standards, could eliminate or reduce the need for our services. If companies regulated by the FDA or similar foreign regulatory authorities needed fewer of our services, we would have fewer business opportunities and our revenues would decrease, possibly materially.
     In the U.S., the FDA and the Congress have attempted to streamline the regulatory process by providing for industry user fees that fund the hiring of additional reviewers and better management of the regulatory review process. In Europe, governmental authorities have approved common standards for clinical testing of new drugs throughout the European Union by adopting standards for good clinical practice, or GCP, and by making the clinical trial application and approval process more uniform across member states starting in May 2004. The FDA has had GCP in place as a regulatory standard and requirement for new drug approval for many years and Japan adopted GCP in 1998. The U.S., Europe and Japan have also collaborated in the 15-year-long International Conference on Harmonisation, or ICH, the purpose of which is to eliminate duplicative or conflicting regulations in the three regions. The ICH partners have agreed upon a common format (the Common Technical Document) for new drug marketing applications that eliminates the need to tailor the format to each region. Such efforts and similar efforts in the future that streamline the regulatory process may reduce the demand for our services.
     Parts of our PAREXEL Consulting and Medical Marketing Services business advises clients on how to satisfy regulatory standards for manufacturing processes and on other matters related to the enforcement of government regulations by the FDA and other regulatory bodies. Any reduction in levels of review of manufacturing processes or levels of regulatory enforcement, generally, would result in fewer business opportunities for our business in this area. As a result of lower level of FDA enforcement activities over the last two years, PAREXEL Consulting and Medical Marketing Services experienced a decline in the group’s good manufacturing practice consulting business, which adversely affected the business unit.
IF WE FAIL TO COMPLY WITH EXISTING REGULATIONS, OUR REPUTATION AND OPERATING RESULTS WOULD BE HARMED
     Our business is subject to numerous governmental regulations, primarily relating to pharmaceutical product development and the conduct of clinical trials. If we fail to comply with these governmental regulations, it could result in the termination of our ongoing research, development or sales and marketing projects, or the disqualification of data for submission to regulatory authorities. We also could be barred from providing clinical trial services in the future or could be subjected to fines. Any of these consequences would harm our reputation, our prospects for future work and our operating results. In addition, we may have to repeat research or redo trials. We may be contractually required to take such action at no further cost to the customer, but at substantial cost to us.
WE MAY LOSE BUSINESS OPPORTUNITIES AS A RESULT OF HEALTH CARE REFORM AND THE EXPANSION OF MANAGED CARE ORGANIZATIONS
     Numerous governments, including the U.S. government and governments outside of the U.S., have undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. If these efforts are successful, pharmaceutical, medical device and biotechnology companies may react by spending less on research and development. If this were to occur, we would have fewer business opportunities and our revenues could decrease, possibly materially.
     For instance, in the past the U.S. Congress has entertained several comprehensive health care reform proposals. The proposals were generally intended to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While the U.S. Congress has not yet adopted any comprehensive reform proposals, members of Congress may raise similar proposals in the future. We are unable to predict the likelihood that health care reform proposals will be enacted into law.
     In addition to health care reform proposals, the expansion of managed care organizations in the healthcare market may result in reduced spending on research and development. Managed care organizations’ efforts to cut costs by limiting expenditures on pharmaceuticals and medical devices could result in pharmaceutical, biotechnology and medical device companies spending less on research and development. If this were to occur, we would have fewer business opportunities and our revenues could decrease, possibly materially.
NEW AND PROPOSED LAWS AND REGULATIONS REGARDING CONFIDENTIALITY OF PATIENT INFORMATION COULD RESULT IN INCREASED RISKS OF LIABILITY OR INCREASED COSTS TO US, OR COULD LIMIT OUR SERVICE OFFERINGS
     The confidentiality and release of patient-specific information are subject to government regulation. Under the Health Insurance Portability and Accountability Act of 1996, the U.S. Department of Health and Human Services has issued regulations mandating heightened privacy and confidentiality protections. The federal government and state governments have proposed or adopted additional legislation governing the possession, use and dissemination of medical record information and other personal health information. Proposals being considered by state governments may contain privacy and security provisions that are more burdensome than the federal regulations. In order to comply with these regulations, we may need to implement new security measures, which may require us to make substantial expenditures or cause us to limit the products and services we offer. In addition, if we violate applicable laws, regulations or duties relating to the use, privacy or security of health information, we could be subject to civil or criminal liability.
IF WE DO NOT KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES, OUR PRODUCTS AND SERVICES MAY BECOME LESS COMPETITIVE OR OBSOLETE, ESPECIALLY IN OUR PERCEPTIVE INFORMATICS BUSINESS
     The biotechnology, pharmaceutical and medical device industries generally, and clinical research specifically, are subject to increasingly rapid technological changes. Our competitors or others might develop technologies, products or services that are more effective or commercially attractive than our current or future technologies, products or services, or render our technologies, products or services less competitive or obsolete. If competitors introduce superior technologies, products or services and we cannot make enhancements to our technologies, products and services necessary to remain competitive, our competitive position will be harmed. If we are unable to compete successfully, we may lose customers or be unable to attract new customers, which could lead to a decrease in our revenue.
BECAUSE WE DEPEND ON A SMALL NUMBER OF INDUSTRIES AND CLIENTS FOR ALL OF OUR BUSINESS, THE LOSS OF BUSINESS FROM A SIGNIFICANT CLIENT COULD HARM OUR BUSINESS, REVENUE, AND FINANCIAL CONDITION
     The loss of, or a material reduction in the business of, a significant client could cause a substantial decrease in our revenue and adversely affect our business and financial condition, possibly materially. In the fiscal year ended June 30, 2005, our five largest clients accounted for 25% of our consolidated service revenue, although no single client accounted for 10% or more of consolidated service revenue. In the fiscal year ended June 30, 2004, our five largest clients accounted for 30% of our consolidated service revenue, although no single client accounted for 10% or more of consolidated service revenue. We expect that a small number of clients will continue to represent a significant part of our revenue. Our contracts with these clients generally can be terminated on short notice. We have in the past experienced contract cancellations with significant clients.
IF OUR PERCEPTIVE INFORMATICS BUSINESS IS UNABLE TO MAINTAIN CONTINUOUS, EFFECTIVE, RELIABLE AND SECURE OPERATION OF ITS COMPUTER HARDWARE, SOFTWARE AND INTERNET APPLICATIONS AND RELATED TOOLS AND FUNCTIONS, ITS BUSINESS WILL BE HARMED
     Our Perceptive Informatics business involves collecting, managing, manipulating and analyzing large amounts of data, and communicating data via the Internet. In our Perceptive Informatics business we depend on the continuous, effective, reliable and secure operation of computer hardware, software, networks, telecommunication networks, Internet servers and related infrastructure. If the hardware or software malfunctions or access to data by internal research personnel or customers through the Internet is interrupted, our Perceptive Informatics business could suffer. In addition, any sustained disruption in Internet access provided by third parties could adversely impact our Perceptive Informatics business.
     Although the computer and communications hardware used in our Perceptive Informatics business is protected through physical and software safeguards, it is still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, and similar events. In addition, the Perceptive Informatics software products are complex and sophisticated, and could contain data, design or software errors that could be difficult to detect and correct. If Perceptive fails to maintain and further develop the necessary computer capacity and data to support the needs of our Perceptive Informatics customers, it could result in loss of or delay in revenue and market acceptance.
IF WE ARE UNABLE TO ATTRACT SUITABLE WILLING VOLUNTEERS FOR THE CLINICAL TRIALS OF OUR CLIENTS, OUR CLINICAL RESEARCH SERVICES BUSINESS MAY SUFFER
     One of the factors on which our Clinical Research Services business competes is the ability to recruit patients for the clinical studies we are managing. These clinical trials rely upon the ready accessibility and willing participation of volunteer subjects. These subjects generally include volunteers from the communities in which the studies are conducted. Although to date these communities have provided a substantial pool of potential subjects for research studies, there may not be enough patients available with the traits necessary to conduct the studies. For example, if we manage a study for a treatment of a particular type of cancer, our ability to conduct the study may be limited by the number of patients that we can recruit that have that form of cancer. If multiple organizations are conducting similar studies and competing for patients, it could also make our recruitment efforts more difficult. If we were unable to attract suitable and willing volunteers on a consistent basis, it would have an adverse effect on the trials being managed by our Clinical Research Service business, which could have a material adverse effect on our Clinical Research Service business.
IF OUR HIGHLY QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL LEFT, OUR BUSINESS WOULD BE HARMED
     We rely on the expertise of our Chairman and Chief Executive Officer, Josef H. von Rickenbach. If Mr. von Rickenbach left, it would be difficult and expensive to find a qualified replacement with the level of specialized knowledge of our products and services and the bio/pharmaceutical services industry.

We are a party to an employment agreement with Mr. von Rickenbach, which may be terminated by us or Mr. von Rickenbach upon notice to the other party.
     In addition, in order to compete effectively, we must attract and maintain qualified sales, professional, scientific and technical operating personnel. Competition for these skilled personnel, particularly those with a medical degree, a Ph.D. or equivalent degrees, is intense. We may not be successful in attracting or retaining key personnel.
WE MAY HAVE SUBSTANTIAL EXPOSURE TO PAYMENT OF PERSONAL INJURY CLAIMS AND MAY NOT HAVE ADEQUATE INSURANCE TO COVER SUCH CLAIMS
     Our Clinical Research Services business primarily involves the testing of experimental drugs and medical devices on consenting human volunteers pursuant to a study protocol. Clinical research involves a risk of liability for personal injury or death to patients who participate in the study or who use a product approved by regulatory authorities after the clinical research has concluded, due to, among other reasons, possible unforeseen adverse side effects or improper administration of the drug or device by physicians. In some cases, these patients are already seriously ill and are at risk of further illness or death.
     In order to mitigate the risk of liability, we seek to include indemnity provisions in our Clinical Research Services contracts with clients and with investigators. However, we are not able to include indemnity provisions in all of our contracts. The indemnity provisions we include in these contracts would not cover our exposure if:
–	we had to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity; or

–	a client failed to indemnify us in accordance with the terms of an indemnity agreement because it did not have the financial ability to fulfill its indemnification obligation or for any other reason.
     We also carry insurance to cover our risk of liability. However, our insurance is subject to deductibles and coverage limits and may not be adequate to cover claims. In addition, liability coverage is expensive. In the future, we may not be able to maintain or obtain liability insurance on reasonable terms, at a reasonable cost or in sufficient amounts to protect us against losses due to claims.
OUR BUSINESS IS SUBJECT TO INTERNATIONAL ECONOMIC, POLITICAL AND OTHER RISKS THAT COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS OR FINANCIAL POSITION
     We provide most of our services on a worldwide basis. Our service revenue from non-U.S. operations represented approximately 64.4% of total consolidated service revenue for the six months ended December 31, 2005 and approximately 61.5% of total consolidated service revenue for the six months ended December 31, 2004. In addition, our service revenue from operations in the United Kingdom represented approximately 17.8% of total consolidated service revenue for the six months ended December 31, 2005 and approximately 20.3% of total consolidated service revenue for the six months ended December 31, 2004. Our service revenue from operations in Germany represented approximately 19.8% of total consolidated service revenue for the six months ended December 31, 2005 and approximately 18.3% of total consolidated service revenue for the six months ended December 31, 2004. Accordingly, our business is subject to risks associated with doing business internationally, including:

–	changes in a specific country’s or region’s political or economic conditions, including Western Europe, in particular;

–	potential negative consequences from changes in tax laws affecting our ability to repatriate profits;

–	difficulty in staffing and managing widespread operations;

–	unfavorable labor regulations applicable to its European operations;

–	changes in foreign currency exchange rates; and

–	longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions.
OUR OPERATING RESULTS HAVE FLUCTUATED BETWEEN QUARTERS AND YEARS AND MAY CONTINUE TO FLUCTUATE IN THE FUTURE, WHICH COULD AFFECT THE PRICE OF OUR COMMON STOCK
     Our quarterly and annual operating results have varied and will continue to vary in the future as a result of a variety of factors. For example, our income (loss) from operations was $7.5 million for the quarter ended December 31, 2004, $7.5 million for the quarter ended March 31, 2005, $(23.7) million for the quarter ended June 30, 2005, $5.0 million for the quarter ended September 30, 2005 and $10.6 million for the quarter ended December 31, 2005. Factors that cause these variations include:
–	the level of new business authorizations in a particular quarter or year;

–	the timing of the initiation, progress, or cancellation of significant projects;

–	exchange rate fluctuations between quarters or years;

–	restructuring charges;

–	the mix of services offered in a particular quarter or year;

–	the timing of the opening of new offices;

–	costs and the related financial impact of acquisitions;

–	the timing of internal expansion;

–	the timing and amount of costs associated with integrating acquisitions;

–	the timing and amount of startup costs incurred in connection with the introduction of new products, services or subsidiaries; and

–	the dollar amount of changes in scope finalized during a particular period.
     Many of these factors, such as the timing of cancellations of significant projects and exchange rate fluctuations between quarters or years, are beyond our control.

     Approximately 65-70% of our operating costs are fixed in the short term. In particular, a significant portion of our operating costs relate to personnel, which are estimated to have accounted for 75-80% of our total operating costs in fiscal year 2005. As a result, the effect on our revenues of the timing of the completion, delay or loss of contracts, or the progress of client projects, could cause our operating results to vary substantially between reporting periods.
If our operating results do not match the expectations of securities analysts and investors, the trading price of our common stock will likely decrease.
OUR REVENUE AND EARNINGS ARE EXPOSED TO EXCHANGE RATE FLUCTUATIONS
     Approximately 64.4% of our total consolidated service revenue for the six months ended December 31, 2005, and approximately 61.5% of our total consolidated service revenue for the six months ended December 31, 2004 were from non-U.S. operations. Our financial statements are denominated in U.S. dollars. As a result, changes in foreign currency exchange rate, could have and have had a significant effect on our operating results. Exchange rate fluctuations between local currencies and the U.S. dollar create risk in several ways, including:
–	Foreign Currency Translation Risk. The revenue and expenses of our foreign operations are generally denominated in local currencies, primarily the British pound and the Euro, and then are translated into U.S. dollars for financial reporting purposes. For the six months ended December 31, 2005, approximately 17.8% of total consolidated service revenue was denominated in British pounds and approximately 36.9% of total consolidated service revenue was denominated in Euros. For the six months ended December 31, 2004, approximately 20.3% of total consolidated service revenue was denominated in British pounds and approximately 32.7% of total consolidated service revenue was denominated in Euros.

–	Foreign Currency Transaction Risk. Our service contracts may be denominated in a currency other than the functional currency in which we performs the service related to such contracts.
     Although we try to limit these risks through exchange rate fluctuation provisions stated in our service contracts, or by hedging transaction risk with foreign currency exchange contracts, we may still experience fluctuations in financial results from our operations outside of the U.S., and may not be able to favorably reduce the currency transaction risk associated with our service contracts.
OUR BUSINESS HAS EXPERIENCED SUBSTANTIAL EXPANSION IN THE PAST AND SUCH EXPANSION AND ANY FUTURE EXPANSION COULD STRAIN OUR RESOURCES IF NOT PROPERLY MANAGED
     We have expanded our business substantially in the past. Future rapid expansion could strain our operational, human and financial resources. In order to manage expansion, we must:
–	continue to improve operating, administrative and information systems;

–	accurately predict future personnel and resource needs to meet client contract commitments;

–	track the progress of ongoing client projects; and

–	attract and retain qualified management, sales, professional, scientific and technical operating personnel.

     If we do not take these actions and are not able to manage the expanded business, the expanded business may be less successful than anticipated, and we may be required to allocate additional resources to the expanded business, which we would have otherwise allocated to another part of our business.
     We may face additional risks in expanding our foreign operations. Specifically, we may find it difficult to:
–	assimilate differences in foreign business practices, exchange rates and regulatory requirements;

–	operate amid political and economic instability;

–	hire and retain qualified personnel; and

–	overcome language, tariff and other barriers.
WE MAY MAKE ACQUISITIONS IN THE FUTURE, WHICH MAY LEAD TO DISRUPTIONS TO OUR ONGOING BUSINESS
     We have made a number of acquisitions and will continue to review new acquisition opportunities. If we are unable to successfully integrate an acquired company, the acquisition could lead to disruptions to our business. The success of an acquisition will depend upon, among other things, our ability to:
–	assimilate the operations and services or products of the acquired company;

–	integrate acquired personnel;

–	retain and motivate key employees;

–	retain customers; and

–	minimize the diversion of management’s attention from other business concerns.
Acquisitions of foreign companies may also involve additional risks, including assimilating differences in foreign business practices and overcoming language and cultural barriers.
In the event that the operations of an acquired business do not meet our performance expectations, we may have to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.
OUR EFFECTIVE INCOME TAX RATE MAY FLUCTUATE FROM QUARTER-TO-QUARTER, WHICH MAY AFFECT EARNINGS AND EARNINGS PER SHARE
     Our quarterly effective income tax rate is influenced by our projected profitability in the various taxing jurisdictions in which we operate. Changes in the distribution of profits and losses among taxing jurisdictions may have a significant impact on our effective income tax rate, which in turn could have a material adverse effect on our net income and earnings per share. Factors that affect the effective income tax rate include:

–	the requirement to exclude from our quarterly worldwide effective income tax calculations losses in jurisdictions where no tax benefit can be recognized;

–	actual and projected full year pretax income;

–	changes in tax laws in the various taxing jurisdictions;

–	audits by the taxing authorities; and

–	the establishment of valuation allowances against deferred tax assets if it is established that it is more likely than not that future tax benefits will not be realized.
RISKS RELATED TO THIS OFFERING
OUR CORPORATE GOVERNANCE STRUCTURE, INCLUDING PROVISIONS OF OUR ARTICLES OF ORGANIZATION AND BY-LAWS AND OUR SHAREHOLDER RIGHTS PLAN, AND MASSACHUSETTS LAW MAY DELAY OR PREVENT A CHANGE IN CONTROL OR MANAGEMENT THAT STOCKHOLDERS MAY CONSIDER DESIRABLE
     Provisions of our articles of organization, by-laws and our shareholder rights plan, as well as provisions of Massachusetts law, may enable our management to resist acquisition of us by a third party, or may discourage a third party from acquiring us. These provisions include the following:
–	we have divided our board of directors into three classes that serve staggered three-year terms;

–	we are subject to Section 8.06 of the Massachusetts Business Corporation Law which provides that directors may only be removed by stockholders for cause, vacancies in our board of directors may only be filled by a vote of our board of directors and the number of directors may be fixed only by our board of directors;

–	we are subject to Chapter 110F of the Massachusetts General Laws which limits our ability to engage in business combinations with certain interested stockholders;

–	our stockholders are limited in their ability to call or introduce proposals at stockholder meetings; and

–	our shareholder rights plan would cause a proposed acquirer of 20% or more of our outstanding shares of common stock to suffer significant dilution.
     These provisions could have the effect of delaying, deferring, or preventing a change in control of us or a change in our management that stockholders may consider favorable or beneficial. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our stock. In addition, our Board of Directors may issue preferred stock in the future without stockholder approval. If our Board of Directors issues preferred stock, the holders of common stock would be subordinate to the rights of the holders of preferred stock. Our Board of Directors’ ability to issue the preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our stock.

OUR STOCK PRICE HAS BEEN AND MAY IN THE FUTURE BE VOLATILE, WHICH COULD LEAD TO LOSSES BY INVESTORS
     The market price of our common stock has fluctuated widely in the past and may continue to do so in the future. On February 8, 2006, the closing sale price of our common stock on the Nasdaq National Market was $24.02 per share. During the period from January 1, 2004 to December 31, 2005, the price of our common stock ranged from a high of $24.95 per share to a low of $15.87 per share. Investors in our common stock must be willing to bear the risk of such fluctuations in stock price and the risk that the value of an investment in our stock could decline.
     Our stock price can be affected by quarter-to-quarter variations in a number of factors including:
–	operating results;

–	earnings estimates by analysts;

–	market conditions in the industry;

–	prospects of health care reform;

–	changes in government regulations;

–	general economic conditions, and

–	our effective income tax rate.
     In addition, the stock market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may adversely affect the market price of our common stock. Since our common stock has traded in the past at a relatively high price-earnings multiple, due in part to analysts’ expectations of earnings growth, the price of the stock could quickly and substantially decline as a result of even a relatively small shortfall in earnings from, or a change in, analysts’ expectations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
     This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus, such as statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS
     We will not receive any proceeds from the sale of shares by the selling stockholders.
     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.
SELLING STOCKHOLDERS
     The following table sets forth: (i) the name of each selling stockholder whose name is known as of the date of the filing of this prospectus; (ii) his or her position(s), office or other material relationship with PAREXEL and its predecessors or affiliates, over the last three years; (iii) the number of shares of common stock owned (or subject to options or convertible securities) by each selling stockholder as of the date of this prospectus and prior to this offering; (iv) the number of shares of common stock which may be offered and are being registered for the account of each selling stockholder by this prospectus (all of which are subject to vesting requirements); and (v) the amount of common stock to be owned by each such selling stockholder if such selling stockholder were to sell all of their shares of common stock covered by this prospectus.
     We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.
     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after the date of this prospectus are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

					Number of
		Number of		Number of	Shares/Percentage of
		Shares/Percentage of		Shares of	Common Stock Owned
		Common Stock Prior to		Common	After the Offering (Both
Name of Selling	Position with	Offer (Both Held Directly		Stock to be	Held Directly or
Stockholder	PAREXEL	or Indirectly)(1)		Offered	Indirectly)(2)
		Number	Percentage		Number	Percentage
Josef H. von	Chairman, Chief	523,387 (4)	1.9%	73,000	450,387 (4)	1.7%
Rickenbach	Executive
	Officer, President
	and Director (3)

A. Dana Callow, Jr.	Director	123,334 (5)	*	25,000	98,334 (5)	*

A. Joseph Eagle	Director	57,517 (6)	*	25,000	32,517 (6)	*

Patrick J. Fortune	Director	78,068 (7)	*	25,000	53,068 (7)	*

Richard L. Love	Director	49,335 (8)	*	25,000	24,335 (8)	*

Serge Okun	Director	116,668 (9)	*	25,000	91,668 (9)	*

William U. Parfet	Director	70,535 (10)	*	25,000	45,535 (10)	*

Kurt A. Brykman	President,	89,000 (12)	*	39,000	50,000 (12)	*
	PAREXEL
	Consulting and
	Medical
	Marketing
	Services (11)

Mark A. Goldberg	President,	73,337 (14)	*	45,000	28,337 (14)	*
	Clincial Research
	Services and
	Perceptive
	Informatics (13)

Ulf Schneider	Senior Vice	163,913 (15)	*	35,000	128,913 (15)	*
	President and
	Chief
	Administrative
	Officer

James F. Winschel, Jr.	Senior Vice	219,640 (16)	*	48,000	171,640 (16)	*
	President and
	Chief Financial
	Officer

*	Less than 1 percent.
1.	The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. The number of shares deemed beneficially owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares issuable pursuant to stock options held by the respective person or group that may be exercised within 60 days after February 13, 2006, which we refer to herein as Presently Exercisable Stock Options. In calculating the percentage of shares of common stock beneficially owned by each person or entity listed, the number of shares of common stock deemed outstanding includes: (i) 26,561,952 shares of common stock outstanding as of February 8, 2006; and (ii) shares issuable pursuant to Presently Exercisable Stock Options, as set forth below.

2.	Assumes that all shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling stockholders prior to the termination of this offering. Because the selling stockholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each selling stockholder will own upon completion of this offering.

3.	Mr. von Rickenbach has served as Director, Chairman of the Board and Chief Executive Officer since 1983 and has served as President since July 2005. Mr. von Rickenbach also served as President from 1983 to April 2001.

4.	Includes 338,750 shares of common stock issuable pursuant to Presently Exercisable Stock Options.

5.	Includes 98,334 shares of common stock issuable pursuant to Presently Exercisable Stock Options.

6.	Includes 32,517 shares of common stock issuable pursuant to Presently Exercisable Stock Options.

7.	Includes 49,499 shares of common stock issuable pursuant to Presently Exercisable Stock Options.

8.	Includes 19,835 shares of common stock issuable pursuant to Presently Exercisable Stock Options.

9.	Includes 87,668 shares of common stock issuable pursuant to Presently Exercisable Stock Options.

10.	Includes 33,835 shares of common stock issuable pursuant to Presently Exercisable Stock Options.

11.	Mr. Brykman has served as President, PAREXEL Consulting and Medical Marketing Services since June 2005. From September 2004 to June 2005, he served as President, PAREXEL Consulting.

12.	Includes 50,000 shares of common stock issuable pursuant to Presently Exercisable Stock Options.

13.	Mr. Goldberg has served as President, Clinical Research Services since June 2005 and President, Perceptive Informatics since July 2000.

14.	Includes 25,225 shares of common stock issuable pursuant to Presently Exercisable Stock Options.

15.	Includes 117,150 shares of common stock issuable pursuant to Presently Exercisable Stock Options.

16.	Includes 146,250 shares of common stock issuable pursuant to Presently Exercisable Stock Options, 200 shares of common stock owned by spouse and 5,652 shares of common stock held as custodian for children.
PLAN OF DISTRIBUTION
          The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	in privately negotiated transactions; and

•	in options transactions.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
          To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
          In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.
          In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
          In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
          We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
          At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
          We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.
          We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) February 13, 2008.
LEGAL MATTERS
          The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.
EXPERTS
          The consolidated financial statements of PAREXEL International Corporation appearing in PAREXEL International Corporation’s Annual Report (Form 10-K) for the year ended June 30, 2005 including schedules appearing therein, and PAREXEL International Corporation management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.
          This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.
1.	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 filed with the Securities and Exchange Commission on September 8, 2005;

2.	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission on November 9, 2005;

3.	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 filed with the Securities and Exchange Commission on February 9, 2006;

4.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2005;

5.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005;

6.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2006;

7.	Our Definitive Proxy Materials for a regular meeting of stockholders filed with the Securities and Exchange Commission on October 28, 2005;

8.	Our Additional Definitive Proxy Materials for a regular meeting of stockholders filed with the Securities and Exchange Commission on November 17, 2005;

9.	The description of our common stock contained in our Amended and Restated Form 8-A dated March 27, 2003, including any amendments or reports we file to update this description; and

10.	The description of our rights to purchase preferred stock contained in our Amended and Restated Form 8-A dated March 27, 2003, including any amendments or reports we file to update this description.
          A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.
          You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

PAREXEL International Corporation
200 West Street
Waltham, Massachusetts 02451
Attention: W. Brett Davis, Esq.
Associate General Counsel
Telephone: (781) 487-9900
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation Of Documents By Reference.
          The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:
               (1) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
               (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.
               (3) The description of the common stock of the Registrant, $.01 par value per share (the “Common Stock”), contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation and its shareholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper distributions, and (4) transactions from which the director derived an improper personal benefit.
          Section 8.51 of the MBCA permits the Registrant to indemnify a director if the individual (1) acted in good faith, (2) reasonably believed that his or her conduct was (a) in the best interests of the corporation or (b) at least not opposed to the best interest of the corporation, and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 8.51 also permits the Registrant to indemnify a director for conduct for which such individual is or would be exculpated under the charter provision referred to above, whether or not the director satisfied a particular standard of conduct. Section 8.56 of the MBCA permits the Registrant to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. This broader permissible indemnification for officers also is available for a director who is an officer if the individual becomes party to a proceeding on the basis of an act or omission solely as an officer. Section 8.55 of the MBCA mandates that the determination that an award of indemnification is appropriate in a particular circumstance be made by (1) a majority vote of all disinterested directors or a majority of a committee of disinterested directors (in each case, if there are at least two disinterested directors), (2) special legal counsel, or (3) the shareholders.
          Article 6 of the Company’s Restated Articles of Organization provides that the Registrant shall indemnify each person who is or was a director or officer of the Registrant, and each person who is or was serving or has agreed to serve at the request of the Registrant as a director or officer of, or in a similar capacity with, another organization against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant.
          Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow the Registrant to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above).
          Sections 8.52 and 8.56(c) of the MBCA mandate indemnification for reasonable expenses, regardless of whether an individual has met a particular standard of conduct, in connection with proceedings in which a director or officer is wholly successful, on the merits or otherwise. Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer if the court determines that (1) the director or officer is entitled to mandatory indemnification under the MBCA, (2) the director or officer is entitled to indemnification pursuant to a provision in the corporation’s charter or bylaws or in a contract or a board or shareholder resolution, or (3) it is fair and reasonable to indemnify the director or officer, regardless of whether he or she met the relevant standard of conduct.
          The Registrant maintains directors’ and officers’ liability insurance which may protect the Registrant’s directors and officers against costs and liabilities imposed upon them in their roles with the Registrant, including in circumstances under which indemnification would not be permitted under the MBCA.
Item 7. Exemption From Registration Claimed.
          The issuances of the Shares being offered by the Reoffer Prospectus were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act.
Item 8. Exhibits.
          The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9. Undertakings.
          Item 1.
          1. Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      2. Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, state of Massachusetts on this 13th day of February 2006.

PAREXEL INTERNATIONAL CORPORATION

By:	/s/ Josef H. von Rickenbach

Josef H. von Rickenbach
Chairman and Chief Executive Officer
POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and Directors of PAREXEL International Corporation hereby severally constitute and appoint Josef H. von Rickenbach and James F. Winschel, Jr., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable PAREXEL International Corporation to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Josef H. von Rickenbach Josef H. von Rickenbach	Chairman and Chief Executive Officer and Director (principal executive officer)	February 13, 2006

/s/ James F. Winschel, Jr. James F. Winschel, Jr.	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	February 13, 2006

/s/ A. Dana Callow, Jr. A. Dana Callow, Jr.	Director	February 13, 2006

/s/ A. Joseph Eagle A. Joseph Eagle	Director	February 13, 2006

/s/ Patrick J. Fortune Patrick J. Fortune	Director	February 13, 2006

/s/ Richard L. Love Richard L. Love	Director	February 13, 2006

/s/ Serge Okun Serge Okun	Director	February 13, 2006

/s/ William U. Parfet William U. Parfet	Director	February 13, 2006

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT
4.1	Amended and Restated Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1996 and incorporated herein by this reference).

4.2	Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and incorporated herein by this reference).

4.3	Specimen certificate representing the Common Stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by this reference).

4.4	Rights Agreement dated March 27, 2003 between the Registrant and Equiserve Trust Company, as Rights Agent, which includes as Exhibit A the Form of Certificate o f Vote of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of the Rights to Purchase Common Stock (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K/A dated March 31, 2003 and incorporated herein by this reference).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included in the signature pages of this Registration Statement).